Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222632

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 21, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated January 19, 2018)

5,925,050 Shares

Oil States International, Inc.

Common Stock

The selling securityholder identified in this prospectus supplement is selling an aggregate of 5,925,050 shares of our common stock. We will not receive any proceeds from the sale of shares of our common stock in this offering. Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “OIS.” The last reported sales price of our common stock on the NYSE on February 21, 2018 was $26.50 per share.

The underwriter has agreed to purchase the shares of our common stock from the selling securityholder at a price of $             per share, which will result in approximately $             of net proceeds to the selling securityholder before expenses. The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting” for additional information regarding underwriting compensation.

Delivery of the shares of common stock will be made on or about             , 2018 through the book-entry facilities of the Depository Trust Company.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

J.P. Morgan

The date of this prospectus supplement is                     , 2018

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying base prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying base prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in the accompanying base prospectus and “Incorporation of Certain Documents by Reference” in this prospectus supplement. In the event that the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus or to which we have referred you. We have not, and the selling securityholder and the underwriter have not, authorized any other person to provide you with information different from that contained in this prospectus supplement and the accompanying base prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should read this entire prospectus supplement and the accompanying base prospectus, as well as the documents incorporated by reference herein and therein that are described under “Where You Can Find More Information” in the accompanying base prospectus and “Incorporation of Certain Documents by Reference” in the accompanying base prospectus and in this prospectus supplement. The selling securityholder and the underwriter are only offering to sell, and only seeking offers to buy, shares of our common stock in jurisdictions where offers and sales are permitted.

The information contained in this prospectus supplement and the accompanying base prospectus or in any document incorporated herein or therein speak only as of the date hereof or thereof, as applicable, regardless of the time of delivery of this prospectus supplement and the accompanying base prospectus or of any sale of our common stock by the selling securityholder or the underwriter. Our business, financial condition, results of operations and prospects may have changed since those dates.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus supplement includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus supplement and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus supplement. Those factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus supplement.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus supplement. In addition, even if our results of operations, financial condition and liquidity, and

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the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus supplement, those results or developments may not be indicative of results or developments in subsequent periods. Some of the key factors that could cause actual results to differ from our expectations are:

•	the level of supply of and demand for oil and natural gas;

•	fluctuations in the current and future prices of oil and natural gas;

•	the cyclical nature of the oil and gas industry;

•	the level of exploration, drilling and completion activity;

•	the financial health of our customers;

•	the availability of attractive oil and natural gas field prospects, which may be affected by governmental actions or actions of other parties which may restrict drilling;

•	the level of offshore oil and natural gas developmental activities;

•	general global economic conditions;

•	the ability of the Organization of Petroleum Exporting Countries to set and maintain production levels and pricing;

•	global weather conditions and natural disasters;

•	changes in tax laws and regulations;

•	impact of environmental matters, including future environmental regulations;

•	our ability to find and retain skilled personnel;

•	negative outcome of litigation, threatened litigation or government proceeding;

•	fluctuations in currency exchange rates;

•	the availability and cost of capital;

•	our ability to complete and integrate acquisitions of businesses, including the ability to retain GEODynamics’ (as defined below) customers and employees, to successfully integrate GEODynamics’ operations, product lines, technology and employees into our operations, and to achieve the expected accretion in earnings; and

•	the other factors identified in “Part I, Item 1A. Risk Factors” in our Annual Report filed on Form 10-K for the year ended December 31, 2017.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements that we make in this prospectus supplement speak only as of the date of those statements, and, except as required by law, we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference for a more complete understanding of this offering of shares of our common stock. Please read “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 3 of the accompanying base prospectus for information regarding risks you should consider before investing in shares of our common stock.

In this prospectus supplement, we refer to Oil States International, Inc., together with its consolidated subsidiaries, as “we,” “us,” “our,” “Oil States” or “the Company.”

Oil States International, Inc.

Overview

We, through our subsidiaries, are a global oilfield products and services company serving the drilling, completion, subsea, production and infrastructure sectors of the oil and gas industry. Our manufactured products include highly engineered capital equipment as well as products consumed in the drilling, well construction and production of oil and gas. We are also a leading provider of completion services to the industry. Through our recent acquisition of GEODynamics, Inc. (“GEODynamics”), we are a leading researcher, developer and manufacturer of engineered solutions to connect the wellbore with the formation in oil and gas well completions. Oil States is headquartered in Houston, Texas with manufacturing and service facilities strategically located across the globe. Our customers include many national oil and natural gas companies, major and independent oil and natural gas companies, onshore and offshore drilling companies and other oilfield service companies. Prior to our acquisition of GEODynamics in January 2018, we operated through two business segments – Offshore/Manufactured Products and Well Site Services – and have established a leadership position in certain of our product or service offerings in each segment. The GEODynamics operations will be reported as a separate business segment beginning in the first quarter of 2018 under the name “Downhole Technologies.”

For a discussion of other considerations that could negatively affect us, see “Risk Factors” beginning on page S-4 and those incorporated by reference into this prospectus supplement and the accompanying base prospectus from the filings we make with the SEC, as well as “Cautionary Note Regarding Forward-Looking Statements.”

Recent Developments

GEODynamics Acquisition

On January 12, 2018, we acquired 100% of the equity interests in GEODynamics from HCperf Holdings B.V. (formerly known as GEODynamics B.V.), which is owned by funds managed by Lime Rock Partners, members of its management team and other investors (the “GEODynamics Acquisition”) for a purchase price consisting of (i) $295 million in cash (net of cash acquired), which we funded through borrowings under our Revolving Credit Facility (as defined below), (ii) approximately 8.66 million shares of our common stock (which had a market value of approximately $295 million as of the closing date) and (iii) an unsecured $25 million promissory note that bears interest at 2.5% per annum and matures on July 12, 2019 (the “Promissory Note”). For the years ended December 31, 2016 and 2017, GEODynamics generated $72.1 million and $166.4 million of revenues, respectively, and $0.1 million and $24.4 million of net income, respectively, and had $109.6 million in total assets as of December 31, 2017.

Issuance of 1.50% Convertible Senior Notes

On January 30, 2018, we sold $200.0 million aggregate principal amount of our 1.50% convertible senior notes due 2023 (our “2023 Notes”) through a private placement to qualified institutional buyers (the “2023 Notes Offering”). We received net proceeds from the offering of the 2023 Notes of approximately $194.0 million, after deducting fees and estimated expenses. We used the net proceeds from the sale of the 2023 Notes to repay a portion of the borrowings outstanding under our revolving credit facility (the “Revolving Credit Facility”), substantially all of which were drawn to fund the cash portion of the purchase price in the GEODynamics Acquisition.

Amendment to Revolving Credit Facility

On January 30, 2018, we entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with Wells Fargo Bank, N.A., as administrative agent for the lenders party thereto and collateral agent for the secured parties thereunder, and the lenders and other the financial institutions from time to time party thereto. The Amended Credit Agreement provides for $350 million in lender commitments and extends the maturity date of the Revolving Credit Facility to January 30, 2022.

Potential Acquisition

We are currently in active negotiations with respect to a potential acquisition of a business that would be complimentary to one of our existing business lines. We have entered into a letter of intent with the potential sellers, but have not reached agreement on definitive terms. If completed, we expect that the purchase price for the acquisition would be approximately $85 million, which we would fund with borrowings under our Revolving Credit Facility. We can offer no assurance that we will be successful in consummating this acquisition or its timing or ultimate terms.

Our Offices

Our principal executive offices are located at Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002. Our telephone number is (713) 652-0582. Our website address is www.oilstatesintl.com. Information contained on our website does not constitute part of this prospectus supplement.

THE OFFERING

Common stock offered by the selling securityholder	5,925,050 shares

Common stock to be outstanding before and after completion of this offering	60,014,937 shares

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling securityholder in this offering. See “Use of Proceeds.”

Dividend policy	We do not anticipate declaring or paying any cash dividends to holders of our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to fund our operations and to develop and grow our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors our board of directors deems relevant, including our results of operations, financial condition, capital requirements and investment opportunities. In addition, our Revolving Credit Facility limits our ability to pay cash dividends.

NYSE symbol	“OIS”

Risk Factors	Investing in our common stock involves risks. See “Risk Factors.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks, as well as the risks described in our most recent Annual Report on Form 10-K and all of the other information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus, before deciding to invest in our common stock. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The risks described below and those incorporated by reference into this prospectus supplement and the accompanying base prospectus are not the only ones facing us. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect us.

The price of our common stock in this offering may not be indicative of the market price of our common stock after this offering and is likely to fluctuate in the future as a result of a number of factors.

The market price of our common stock has historically experienced and may continue to experience volatility. For example, during 2017, the market price of our common stock ranged between a low of $20.23 per share to a high of $41.25 per share, and as of February 21, 2018, the market price of our common stock was $26.50 per share. Such fluctuations may continue because of numerous factors, including:

•	the level of oil and natural gas prices and uncertainty regarding changes in such prices;

•	uncertainty regarding domestic and worldwide supply of and demand for oil and natural gas and corresponding fluctuations in the price of oil and natural gas;

•	quarterly fluctuations in our operating results and those of our competitors;

•	changes in stock market analysts’ estimates of our future performance and the future performance of our competitors;

•	changes in analysts’ estimates of future oil, natural gas liquids and natural gas prices;

•	sales of a high volume of shares of our common stock by our stockholders;

•	events affecting other companies that the market deems comparable to us;

•	general conditions in our industry; and

•	general economic conditions in the United States and other areas.

We do not intend to pay cash dividends on our common stock in the foreseeable future and, therefore, only appreciation of the price of our common stock will provide a return to our stockholders.

We do not anticipate declaring or paying any cash dividends to holders of our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to fund our operations and to develop and grow our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors our board of directors deems relevant, including our results of operations, financial condition, capital requirements and investment opportunities. In addition, the Revolving Credit Facility limits our ability to pay cash dividends. As a result, only appreciation of the price of our common stock, which may not occur, will provide a return to our stockholders.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

Provisions in our certificate of incorporation and bylaws and Delaware law make it more difficult to effect a change in control of the Company, which could adversely affect the price of our common stock.

The existence of some provisions in our certificate of incorporation and bylaws and Delaware corporate law could delay or prevent a change in control of our company, even if that change would be beneficial to our stockholders. Our certificate of incorporation and bylaws contain provisions that may make acquiring control of our company difficult, including:

•	provisions regulating the ability of our stockholders to nominate directors for election or to bring matters for action at annual meetings of our stockholders;

•	limitations on the ability of our stockholders to call a special meeting and act by written consent;

•	the ability of our board of directors to adopt, amend or repeal our bylaws; and

•	the authorization given to our board of directors to issue and set the terms of preferred stock without the approval of our stockholders.

These provisions also could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders, which may limit the price that investors are willing to pay in the future for shares of our common stock.

The issuance or sale of shares of our common stock, or rights to acquire shares of our common stock, could depress the trading price of our common stock.

We may offer or issue our common stock, preferred stock or other securities that are convertible into or exercisable for our common stock to finance our operations or fund acquisitions, or for other purposes. If we issue additional shares of our common stock or rights to acquire shares of our common stock, if any of our existing stockholders sells a substantial amount of our common stock, or if the market perceives that such issuances or sales may occur, then the trading price of our common stock may significantly decrease.

In connection with the GEODynamics Acquisition, we, among other things, issued approximately 8.66 million shares of our common stock to the GEODynamics B.V. and granted the GEODynamics B.V. registration rights pursuant to a registration rights agreement. On January 19, 2018, we filed a Registration Statement on Form S-3 with the SEC registering the resale of the common stock issued to the selling securityholder. We also agreed under the registration rights agreement to, among other things, (i) facilitate up to two underwritten offerings for the selling securityholder, (ii) facilitate certain block trades for the selling securityholder and (iii) provide certain piggyback registration rights to the selling securityholder. Following this offering, sales by the selling securityholder of shares of our common stock not sold in this offering, if any, may adversely affect the trading price of our common stock. We are unable to predict the effect that actions by the selling securityholder will have on the price at which our common stock trades.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

USE OF PROCEEDS

We will not receive any proceeds from the selling securityholder’s sale of shares of our common stock in this offering. We will bear all costs, fees and expenses in connection with this offering, except that the selling securityholder will pay all of the underwriting discounts and commissions. See “Selling Securityholder” and “Underwriting.”

DIVIDEND POLICY

We do not anticipate declaring or paying any cash dividends to holders of our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to fund our operations and to develop and grow our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors our board of directors deems relevant, including our results of operations, financial condition, capital requirements and investment opportunities. In addition, our Revolving Credit Facility limits our ability to pay cash dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2017:

•	on an actual basis;

•	as adjusted to give effect to the GEODynamics Acquisition; and

•	as further adjusted to give effect to the 2023 Notes Offering.

The information in this table should be read in conjunction with “Prospectus Supplement Summary—Recent Developments,” and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our most recent Annual Report on Form 10-K, which are incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	As of December 31, 2017
	Actual	As Adjusted	As Further Adjusted
	(in thousands, except share amounts)
Cash and cash equivalents	$53,459	$58,162	$58,162

Total debt (including current portion)
Revolving Credit Facility(1)	$—	$300,000	$106,000
2023 Notes(2)	—	—	200,000
Promissory Note(3)	—	25,000	25,000
Capital lease obligations and other debt	5,281	6,089	6,089

Total debt	5,281	331,089	337,089

Stockholders’ equity
Common stock, $.01 par value, 200,000,000 shares authorized, 62,721,698 shares (actual) and 71,382,781 shares (as adjusted and as further adjusted) issued	627	714	714
Additional paid-in capital(2)	754,607	1,048,226	1,048,226
Retained earnings	1,048,623	1,048,623	1,048,623
Accumulated other comprehensive loss	(58,493)	(58,493)	(58,493)
Treasury stock, at cost, 11,632,276 shares	(612,651)	(612,651)	(612,651)

Total stockholders’ equity	1,132,713	1,426,419	1,426,419

Total capitalization	$1,137,994	$1,757,508	$1,763,508

(1)	Does not reflect $21.2 million of undrawn outstanding letters of credit as of December 31, 2017. As of February 16, 2018, we had $100.5 million in borrowings outstanding under our Revolving Credit Facility, substantially all of which borrowings were incurred to pay the cash consideration in the GEODynamics Acquisition that was not repaid in connection with our 2023 Notes Offering.
(2)

The amounts shown in the table above for our 2023 Notes represent their principal amount. However, applicable accounting standards require separate accounting for the debt and equity components of convertible notes that, like the 2023 Notes, can be settled partially or fully in cash upon conversion. We expect the initial carrying amount of the debt component of the 2023 Notes, which will be reflected as a liability on our balance sheet, to be the fair value of a similar debt instrument that does not have a conversion feature (that is, the present value of the principal and interest payments on the 2023 Notes, discounted using an interest rate equal to our cost of capital for straight, unconvertible debt), net of issuance costs attributable to the debt component. The excess of the net proceeds of the 2023 Notes over this initial liability carrying amount will be deemed to be the equity component of the 2023 Notes. We expect to record the amount of the equity component as an increase to additional paid-in capital in the stockholders’ equity section of our balance sheet and as a debt discount on the 2023 Notes for accounting purposes. This debt discount will be amortized into interest expense over the term of the 2023 Notes. As a result of this amortization, the interest expense that we expect to recognize for the 2023 Notes for accounting purposes will be greater than the cash interest payments we will pay on the 2023 Notes, which will result in lower reported net income or larger reported net loss. Future accounting standards may change the manner in which we reflect the 2023 Notes in our financial statements.
(3)	Represents the aggregate principal amount of the Promissory Note issued as partial consideration in connection with the GEODynamics Acquisition.

SELLING SECURITYHOLDER

The following table presents information regarding the selling securityholder in this offering and the shares that the underwriter has agreed to purchase from the selling securityholder. In addition, the nature of any position, office or other material relationship that the selling securityholder has had, within the past three years, with us or with any of our predecessors or affiliates, is indicated in a footnote to the table. We will pay all expenses relating to the registration of the shares by the selling securityholder under the Securities Act and will pay other offering expenses, except that the selling securityholder will pay all underwriting discounts and commissions. We will not receive any proceeds from the sale of our common stock by the selling securityholder.

We prepared the table based on information provided to us by the selling securityholder. We have not sought to verify such information.

Except as otherwise indicated, we believe that the selling securityholder has sole voting and dispositive power with respect to the shares indicated as beneficially owned.

	Shares Beneficially Owned Prior to Offering				Shares Beneficially Owned After Offering
Name of Selling securityholder	Number	Percentage(1)	Shares Offered		Number		Percentage(1)
HCperf Holdings B.V. (formerly known as GEODynamics B.V).(2)	8,661,083	14.4%	5,925,050	(3)	2,736,033	(3)	4.6%

(1)	Based upon 60,062,963 shares of common stock outstanding as of February 16, 2018.
(2)	Lime Rock Partners IV, L.P. (“Lime Rock IV”), through its wholly owned subsidiary LRP IV Luxembourg Holdings S.A.R.L, and Lime Rock Partners V, L.P. (“Lime Rock V”), through its wholly owned subsidiary LRP V Luxembourg Holdings S.A.R.L., hold an approximate combined 66% ownership interest in HCperf Holdings B.V. John T. Reynolds and Jonathan C. Farber, through their ultimate control of the general partners of Lime Rock IV and Lime Rock V, control HCperf Holdings B.V. Through this control, Mr. Reynolds and Mr. Farber may be deemed to be the beneficial owners of the securities offered hereby. The mailing address for Lime Rock IV, Lime Rock V, Mr. Reynolds and Mr. Farber is 274 Riverside Avenue, Suite 3, Westport, CT 06880.
(3)	The shares offered represent all the proportionate interests of Lime Rock IV, Lime Rock V and certain other members of HCperf Holdings B.V. in the shares owned by HCperf Holdings B.V. HCperf Holdings B.V. expects to distribute to its other members the shares beneficially owned by it following this offering. Any shares so distributed will be subject to the lock-up described in “Underwriting.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below), that holds our common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

•	persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions

In the event that we make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Common Stock

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are not a USRPHC for U.S. federal income tax purposes, and we do not anticipate becoming a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our common stock is or continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our common stock were not considered to be regularly traded on an established securities market, such non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock and on the gross proceeds from a disposition of our common stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

Under the terms and subject to the conditions contained in the underwriting agreement, the selling securityholder identified in this prospectus supplement has agreed to sell and J.P. Morgan Securities LLC, the underwriter, has agreed to purchase, 5,925,050 shares of our common stock.

The underwriter has agreed to purchase the shares of our common stock from the selling securityholder at a price of $             per share, which will result in approximately $             of net proceeds to the selling securityholder before expenses. The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. Sales of shares made outside the United States may be made by affiliates of the underwriter.

Shares sold by the underwriter to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $             per share from the offering price. After the initial offering of the shares, the underwriter may change the offering price and the other selling terms. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. Sales of shares made outside the United States may be made by affiliates of the underwriter.

Pursuant to the registration rights agreement with the selling securityholder, we are obligated to pay the expenses incurred in relation to this offering. We estimate that our out-of-pocket expenses for this offering will be approximately $350,000. All of the offering expenses will be paid by us. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $5,000.

The selling securityholder will receive all of the proceeds from this offering and we will not receive any proceeds from the sale of shares in this offering.

In connection with this offering, we agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the underwriter for a period of 30 days after the date of this prospectus supplement.

The selling securityholder has agreed in connection with this offering that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the underwriter for a period of 30 days after the date of this prospectus supplement.

These lock-up restrictions are subject to certain specific exceptions, including certain transfers of common stock, provided that the recipient of the shares agrees to be bound by the same restrictions on sales.

The underwriter, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release the common stock and other securities from lock-up agreements, the underwriter will consider, among other factors, the holder’s reasons for requesting the release and the number of shares of common stock or other securities for which the release is being requested.

We and the selling securityholder have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

Our common stock is listed on the NYSE under the symbol “OIS.” On February 21, 2018, the closing price of our common stock was $26.50.

Other Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities. The underwriter and its affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Price Stabilization

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The underwriter may close out such naked short position by purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a broker/dealer when the shares originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

•	In passive market making a market maker in the common stock who is an underwriter or prospective underwriter may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NSYE or otherwise and, if commenced, may be discontinued at any time.

Electronic Distributions

A prospectus supplement and the accompanying base prospectus in electronic format may be made available on the websites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares of common stock to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter that will make internet distributions on the same basis as other allocations.

Selling Restrictions

EEA restriction

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus (the “Shares”) may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are qualified investors as defined under the Prospectus Directive;

(b)	by the underwriter to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to United Kingdom Investors

This prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia, or the Corporations Act) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission, or ASIC. This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i)	a ‘‘sophisticated investor’’ under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a ‘‘sophisticated investor’’ under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a ‘‘professional investor’’ within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the shares described herein. The shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the shares have been or will be filed with or approved by any Swiss regulatory authority. The shares are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the shares will not benefit from protection or supervision by such authority.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares of common stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and the underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of common stock that are offered hereby by the selling securityholder will be passed upon by Vinson & Elkins L.L.P., Houston, Texas. Certain matters for the selling securityholder will be passed upon by Baker Botts L.L.P., Houston, Texas and Van Campen & Partners N.V., Amsterdam, The Netherlands. The underwriter has been represented by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Oil States International, Inc. appearing in Oil States International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Oil States International, Inc.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of GEODynamics, Inc. as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016, have been audited by Weaver and Tidwell, L.L.P., independent accountants, as stated in their report thereon appearing therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Weaver and Tidwell, L.L.P. pertaining to such financial statements as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement.

We incorporate by reference into this prospectus supplement and the accompanying base prospectus the information or documents listed below that we have filed with the SEC (except for information that is furnished rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2017;

•	our Current Reports on Form 8-K, filed with the SEC on January 19, 2018, January 24, 2018, January 26, 2018, February 2, 2018, February 7, 2018, and our Current Report on Form 8-K/A, filed with the SEC on February 20, 2018; and

•	the description of our common stock contained in our Form 8-A filed with the SEC on February 6, 2001, including any subsequently filed amendments and reports filed for the purpose of updating such description.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the information that is furnished rather than filed) after the date of this prospectus supplement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the dates of the filing of such documents.

We will furnish without charge to you, on written or oral request, a copy of any documents incorporated by reference, including any exhibits to such documents. You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002. Our telephone number is (713) 652-0582. You may also access the “Investors” section of our website at www.oilstatesintl.com. The information on, or accessible through, our website does not constitute part of, and is not incorporated into, this prospectus supplement, and you should rely only on the information contained in this prospectus supplement when making a decision as to whether to invest in us.

Prospectus

Oil States International, Inc.

8,661,083 Shares of Common Stock

This prospectus relates to the offer and sale of an aggregate of 8,661,083 shares of common stock, par value $0.01 per share, of Oil States International, Inc. by the selling securityholder named in the “Selling Securityholder” section of this prospectus. The selling securityholder may offer shares of our common stock, from time to time, in a number of different ways and at varying prices. For more information on possible methods of offer and sale by the selling securityholder you should refer to the section of this prospectus entitled “Plan of Distribution.” We do not know which method, in what amount or at what time or times the selling securityholder may sell shares covered by this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling securityholder will bear all commissions, fees and discounts, if any, attributable to the sale of shares.

Our shares of common stock are listed on the New York Stock Exchange (“NYSE”) under the symbol “OIS.” On January 18, 2018, the last reported sale price of our common stock on the NYSE was $32.45.

Investing in our common stock involves risks. Please carefully review the information under the heading “Risk Factors” beginning on page 3 of this prospectus. In addition, risks associated with any investment in our common stock may be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2018.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling securityholder may offer and sell, from time to time, a total of 8,661,083 shares of our common stock under this shelf registration statement. This prospectus provides you with a general description of the common stock the selling securityholder may offer. We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholder. The prospectus supplement may also add to, update or change the information contained in this prospectus. To the extent the information in the prospectus supplement is inconsistent with this prospectus, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Neither we nor the selling securityholder has authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the selling securityholder take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to sell the offered securities. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus and that the information incorporated by reference in this prospectus is accurate only as of the date the respective information was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT OIL STATES INTERNATIONAL, INC.

Oil States International, Inc. is a global oilfield products and services company serving the drilling, completions, subsea, production and infrastructure sectors of the oil and gas industry. Our manufactured products include highly engineered capital equipment as well as products consumed in the drilling, well construction and production of oil and natural gas. The Company is also a leading provider of completion services to the industry. Oil States is headquartered in Houston, Texas with manufacturing and service facilities strategically located across the globe.

Our customers include many national oil and natural gas companies, major and independent oil and natural gas companies, onshore and offshore drilling companies and other oilfield service companies.

Our principal executive offices are located at Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002, and our telephone number at that address is (713) 652-0582.

On January 12, 2018, pursuant to a stock purchase agreement, dated as of December 12, 2017 (the “Purchase Agreement”), we acquired 100% of the equity interests in GEODynamics, Inc., a Delaware corporation (“GEODynamics”), from funds managed by Lime Rock Partners, members of its management team and other investors (the “GEODynamics Acquisition”) for a purchase price consisting of (i) $295 million in cash (net of estimated cash acquired), which we funded through borrowings under our existing revolving credit facility, (ii) approximately 8.66 million shares of our common stock (having a market value of approximately $295 million as of the closing date) and (iii) an unsecured $25 million promissory note that bears interest at 2.5% per annum and matures on July 12, 2019. GEODynamics provides oil and gas perforation systems and downhole tools in support of completion, intervention, wireline and well abandonment operations.

As used in this prospectus, “Oil States,” the “Company,” “we,” “our,” “us” or like terms mean Oil States International, Inc. and its consolidated subsidiaries unless we state otherwise or the context otherwise requires.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q and other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference.

If any of these risks were to occur, our business, financial condition, results of operations or cash flows could be adversely affected. You could lose all or part of your investment. When the selling securityholder offers and sells any common stock pursuant to a prospectus supplement, we may include additional risk factors relevant to that offering in the prospectus supplement.

Sales of our common stock by the selling securityholder may cause our stock price to decline.

As of January 18, 2018, we had approximately 59.74 million shares of common stock outstanding, approximately 8.66 million of which were issued to the selling securityholder pursuant to the Purchase Agreement in connection with the closing of the GEODynamics Acquisition. Sales of substantial amounts of our common stock in the public market by the selling securityholder or others, or the perception that those sales may occur, could cause the market price of our common stock to decline. In addition, the sale of these shares and the rights granted to the selling securityholder under the Registration Rights Agreement (as defined below) could impair our ability to raise capital through the sale of additional common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors. For a discussion of known material factors that could affect our results, please refer to “Risk Factors” in this prospectus and any prospectus supplement, Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, in the other documents incorporated by reference herein and in our subsequent SEC filings.

You can typically identify “forward-looking statements” by the use of forward-looking words such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “plan,” “forecast,” “proposed,” “should,” “seek,” and other similar words. Such statements may relate to our future financial position, budgets, capital expenditures, projected costs, plans and objectives of management for future operations and possible future strategic transactions. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that assumed facts or bases almost always vary from actual results. The differences between assumed facts or bases and actual results can be material, depending upon the circumstances.

In any forward-looking statement where we, or our management, express an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The following are important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us or on our behalf:

•	the level of supply of and demand for oil and natural gas;

•	fluctuations in the current and future prices of oil and natural gas;

•	the cyclical nature of the oil and gas industry;

•	the level of exploration, drilling and completion activity;

•	the financial health of our customers;

•	the availability of attractive oil and natural gas field prospects, which may be affected by governmental actions or actions of other parties which may restrict drilling;

•	the level of offshore oil and natural gas developmental activities;

•	general global economic conditions;

•	changes in tax laws and regulations;

•	the ability of the Organization of Petroleum Exporting Countries to set and maintain production levels and pricing;

•	global weather conditions and natural disasters;

•	impact of environmental matters, including future environmental regulations;

•	our ability to find and retain skilled personnel;

•	negative outcome of litigation, threatened litigation or government proceeding;

•	fluctuations in currency exchange rates;

•	the availability and cost of capital; and

•	certain factors discussed elsewhere in this prospectus and other financial, operational and legal risks and uncertainties detailed from time to time in our filings with the SEC.

Should one or more of these risks or uncertainties materialize, or should the assumptions on which our forward-looking statements are based prove incorrect, actual results may differ materially from those expected, estimated or projected. In addition, the factors identified above may not necessarily be all of the important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us, or on our behalf. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no responsibility to publicly release the result of any revision of our forward-looking statements after the date they are made.

In addition, in certain documents we incorporate by reference, we refer to reports published by third parties that purport to describe trends or developments in the energy industry. We provide this information for the convenience of our stockholders and in an effort to provide information available in the market that will assist our investors in having a better understanding of the market environment in which we operate. However, we specifically disclaim any responsibility for the accuracy and completeness of such information and undertake no obligation to update such information.

USE OF PROCEEDS

All of the shares of our common stock being offered pursuant to this prospectus are being offered by the selling securityholder. We will not receive any proceeds from the sale of those shares.

SELLING SECURITYHOLDER

We are registering 8,661,083 shares of common stock covered by this prospectus on behalf of the selling securityholder named in the table below. The selling securityholder acquired such shares from us as partial consideration in the GEODynamics Acquisition. As part of the transaction, we entered into a registration rights agreement with the selling securityholder, dated as of January 12, 2018 (the “Registration Rights Agreement”), pursuant to which we granted customary registration rights and agreed to file the registration statement of which this prospectus is a part.

The table below identifies the selling securityholder and other information regarding the beneficial ownership of our common stock by the selling securityholder. The percentages of shares owned are based on 59,742,396 shares of our common stock outstanding as of January 18, 2018.

Because the selling securityholder may resell all or part of its shares, no estimates can be given as to the number of shares of common stock that will be held by the selling securityholder upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling securityholder.

	Ownership of Common Stock Before Offering		Number of Shares Being Offered	Ownership of Common Stock After Offering
	Number	Percentage		Number	Percentage
GEODynamics B.V. (1)	8,661,083	14.5%	8,661,083	—	—

(1)	Lime Rock Partners IV, L.P. (“Lime Rock IV”), through its wholly owned subsidiary LRP IV Luxembourg Holdings S.A.R.L, and Lime Rock Partners V, L.P. (“Lime Rock V”), through its wholly owned subsidiary LRP V Luxembourg Holdings S.A.R.L., hold an approximate combined 66% ownership interest in GEODynamics B.V. John T. Reynolds and Jonathan C. Farber, through their ultimate control of the general partners of Lime Rock IV and Lime Rock V, control GeoDynamics B.V. Through this control, Mr. Reynolds and Mr. Farber may be deemed to be the beneficial owners of the securities offered hereby. The mailing address for Lime Rock IV, Lime Rock V, Mr. Reynolds and Mr. Farber is 274 Riverside Avenue, Suite 3, Westport, CT 06880.

The table above sets forth information relating to the selling securityholder as of January 18, 2018 based on information supplied to us by such selling securityholder on or prior to that date. We have not sought to verify such information. Information about the selling securityholder may change over time. Any changed information will be set forth to the extent provided to us by the selling securityholder in prospectus supplements, if and when necessary.

PLAN OF DISTRIBUTION

All shares of common stock being offered under this prospectus are being offered on behalf of the selling securityholder. The shares offered by this prospectus may be sold from time to time by or for the account of the selling securityholder pursuant to this prospectus or pursuant to Rule 144 under the Securities Act. Sales of shares pursuant to this prospectus may be made on the NYSE, in the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price (in each case as determined by the selling securityholder). Sales may be made directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions.

The shares may be sold by any one or more of the following methods:

•	through a firm commitment or best efforts underwriting,

•	through a block trade (which may involve crosses) in which the selling securityholder’s broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	through purchases by a broker or dealer as principal and resale by the broker or dealer for their account pursuant to this prospectus,

•	through exchange distributions and/or secondary distributions in accordance with the rules of the NYSE,

•	through ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	through privately negotiated transactions,

•	through the distribution of the securities by any selling securityholder to its partners, members or stockholders,

•	through the writing of options, swaps or other derivatives (including put or call options), whether the options, swaps or derivatives are listed on an options exchange or otherwise,

•	through short sales,

•	“at the market” or through market makers or into an existing market for the shares, or

•	through any other method permitted by applicable law.

Any selling agents, underwriters or broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholder, from purchasers of shares for whom they act as agents or from both sources. The selling securityholder does not expect these discounts, concessions or commissions to exceed what is customary in the types of transactions involved. The selling securityholder will be responsible for any commissions, underwriting discounts or similar charges on the sale of shares under this prospectus.

The selling securityholder may pledge or grant a security interest in some or all of the shares of common stock they own and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to a prospectus or any amendment to such prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under such prospectus. The selling securityholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of such prospectus.

The selling securityholder and any broker-dealers, agents and underwriters that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with the sales. Any commissions, and any profit on the resale of shares, received by the selling securityholder and any such broker-dealers, agents or underwriters may be deemed to be underwriting discounts and commissions. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act.

The selling securityholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including Regulation M, which provisions may affect the marketability of the shares.

LEGAL MATTERS

The legality of the shares of common stock offered under this Prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Oil States International, Inc. appearing in Oil States International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Oil States International, Inc.’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of GEODynamics, Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015, have been audited by Weaver and Tidwell, L.L.P., independent accountants, as stated in their report thereon appearing therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Weaver and Tidwell, L.L.P. pertaining to such financial statements as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 11 Wall Street, 5th Floor, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information expressly contained in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below, any documents we may file pursuant to the Exchange Act after the date of the filing of the registration statement of which this prospectus forms a part and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until the termination of each offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016 from our Definitive Proxy Statement on Schedule 14A for our 2017 Annual Meeting of Stockholders, filed with the SEC on March 24, 2017;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017;

•	our Current Reports on Form 8-K filed on May 9, 2017, July 27, 2017, October 5, 2017, December 13, 2017 and January 19, 2018; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 6, 2001, including any subsequently filed amendments and reports filed for the purpose of updating such description.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Oil States International, Inc.

Three Allen Center,

333 Clay Street, Suite 4620,

Houston, Texas 77002

(713) 652-0582

Oil States International, Inc.

5,925,050 Shares

Common Stock

Prospectus Supplement

J.P. Morgan